Exhibit 4.2

FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 8, 2023, AND WARRANT INSTRUMENT, DATED AS OF [___], COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

WARRANT
TO PURCHASE
SHARES OF COMMON STOCK
OF
PENN ENTERTAINMENT, INC.

No. W-[•]	[___]

FOR VALUE RECEIVED, the undersigned, PENN Entertainment, Inc., a Pennsylvania corporation (together with its successors and assigns, the “Company”), hereby certifies that

ESPN, INC.

or its registered assign is entitled to subscribe for and purchase, at the Warrant Exercise Price per share, the Warrant Share Number of duly authorized, legally issued, fully paid and non-assessable shares of Common Stock, subject to the Company’s right, at its sole and absolute discretion, to effect settlement of the Warrant via a Total Cash Settlement or a Mixed Cash/Stock Settlement in accordance with the terms and conditions of this Warrant. This Warrant is issued pursuant to that certain Investment Agreement, dated as of August 8, 2023, by and among the Company and Purchaser (as it may be amended from time to time in accordance with the terms thereof, the “Investment Agreement”). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 7 hereof.

1.            Term. The Holder’s rights to receive the Warrant Consideration represented by this Warrant shall expire at 5:00 p.m. (New York City time) on [●], [●] (such period being the “Term”).

2.            Method of Exercise; Payment; Issuance of New Warrant; and Exchange.

(a)      Time of Exercise. The rights to receive the Warrant Consideration represented by this Warrant may be exercised by the Holder in whole or in part, at any time and from time to time, from and after the time at which such rights (or such part thereof) have vested in accordance with Section 2.05 of the Investment Agreement but before the expiration of the Term, provided that, notwithstanding anything to the contrary set forth herein, any such exercise shall be subject to and conditional upon (i) the prior making and receipt of (x) any and all filings, notifications, expirations or terminations of waiting periods, waivers, authorizations, approvals, permits, consents, clearances, rulings, findings of suitability or orders under any applicable Competition Laws and Gaming Laws, and (y) any and all Gaming Licenses and (ii) the prior approval of the Company’s shareholders to the extent required under applicable Law (including any approval of the Company’s shareholders that would be required under the Nasdaq Rules), in the case of each of clauses (i) and (ii), to the extent required for issuance or transfer of the applicable Warrant Consideration upon such exercise of this Warrant in accordance with Section 2(c) and 2(d). Notwithstanding anything to the contrary in this Warrant, where any issuance or transfer of all or a portion of the applicable Warrant Consideration issuable or transferable on any proposed exercise requires any approval(s) set forth in clauses (i) and/or (ii) above and such approval(s) have not first been obtained, all or such portion (as applicable) of such exercise will be null and void and will not be recognized by the Company unless and until all such approval(s) have been obtained.

(b)      No Cash Exercise Unless Otherwise Agreed. Unless the Holder and the Company otherwise agree in writing, the Holder may only exercise this Warrant pursuant to Section 2(c).

(c)            Net Issue Exercise. The Holder may exercise this Warrant (or a portion hereof), subject to such Warrant or such portion having vested in accordance with Section 2.05 of the Investment Agreement, by electing on one or more occasions, prior to 5:00 p.m. (New York City time) on any Business Day before the expiration of the Term, to receive the Warrant Consideration payable in accordance with this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with written notice of such election specifying the number Warrant Shares for which the Holder has elected to exercise this Warrant (assuming cash payment of the exercise price (and not pursuant to this Section 2(c)) and settlement entirely in shares of Common Stock), which shall not exceed the Warrant Share Number, in which event the Company shall have the right, at its sole and absolute discretion, to (x) settle the exercise of the Warrant by issuing to the Holder a number of shares of Common Stock computed using, and referred to as “X” in, the formula set out at the end of this clause (the “Issuable Warrant Shares”) (a “Total Stock Settlement”), (y) settle the exercise of the Warrant by tendering by wire transfer of immediately available funds to an account designated by the Holder, an amount equal to the Issuable Warrant Shares multiplied by the fair market value of one share of Common Stock on the Exercise Date (a “Total Cash Settlement”), or (z) settle the exercise of the Warrant partly by way of stock settlement under clause (x) above and partly by way of cash settlement under clause (y) above in proportions determined by the Company at its sole and absolute discretion, provided that the total aggregate monetary value of the consideration transferred by the Company to the Holder under this clause (z) (treating the value of each share of Common Stock delivered by way of stock settlement as the fair market value of one share of Common Stock on the Exercise Date, as defined below) shall be equal to the value of the Total Cash Settlement (a “Mixed Cash/Stock Settlement”); provided prior to the Required Shareholder Approval, Excess Warrant Shares shall only be exercisable by way of Total Cash Settlement. The Company shall inform the Holder of its settlement election no later than 5:00 p.m. (New York City time) on the second Trading Day after the Exercise Date.

The formula referred to in clause (x) is as follows:

        Y(A-B)

X =  ---------------

        A

Where:	X = the number of the shares of Common Stock to be issued to the Holder.
Y = the number of the Warrant Shares with respect to which the Warrant is exercised.
A = the fair market value of one share of Common Stock on the Exercise Date.
B = the Warrant Exercise Price (as adjusted to the date of such calculation).

For the purposes of this Section 2(c), the “fair market value of one share of Common Stock on the Exercise Date” shall mean:

(i)            if the Common Stock is publicly traded, the volume-weighted average price per share of the Common Stock, or any successor security thereto, rounded to the second decimal place, on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or, if Bloomberg L.P. (or its successor) is not available, by Dow Jones & Company Inc., or if neither is available, by another authoritative source mutually agreed by the Company and the Holder) from 9:30:00 a.m. (New York City time) on the Trading Day that is twenty (20) Trading Days preceding the Exercise Date to 4:00:01 p.m. (New York City time) on the last Trading Day immediately preceding the Exercise Date (the “20-Day VWAP”); and

(ii)            if the Common Stock is not so publicly traded, the fair market value per share of the Common Stock as determined in good faith by the Board of Directors of the Company in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose; provided that the Holder shall have a right to receive such opinion from the Board of Directors and any other calculations performed to arrive at such fair market value.

The “20-Day VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours on the Principal Trading Market.

The “Exercise Date” for the purposes of this Section 2(c) shall be the date the notice of exercise is delivered by the Holder to the Company in accordance with the terms and conditions hereof.

(d)            Issuance of Warrant Consideration and New Warrant. Following any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, the Holder shall deliver this Warrant for cancellation or exchange prior to the Settlement Date (as defined below), and (i) if the Company elects for a Total Stock Settlement, the Issuable Warrant Shares shall be issued by the Company to the Holder on or prior to the fifth Trading Day after the Exercise Date (the “Settlement Date”), via book-entry transfer crediting the account of the Holder through the Company’s transfer agent and registrar for the Common Stock (which as at the issuance of this Warrant is Continental Stock Transfer & Trust), (ii) if the Company elects for a Total Cash Settlement, the Company shall tender the relevant amount to the Holder on or prior to the Settlement Date, by wire transfer of immediately available funds to an account designated by the Holder, (iii) if the Company elects for a Mixed Cash/Stock Settlement, the Company shall issue to the Holder the relevant number of shares of Common Stock via book-entry transfer crediting the account of the Holder through the Company’s transfer agent and registrar for the Common Stock, and the Company shall tender the relevant amount to the Holder by wire transfer of immediately available funds to an account designated by the Holder, in each case on or prior to the Settlement Date, and (iv) unless this Warrant has expired, a new Warrant representing a right to receive the Warrant Consideration, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder on the Settlement Date after such exercise and delivery of this Warrant.

(e)            Exercisability. This Warrant shall be exercisable in accordance with the terms hereof to the extent, and only to the extent, vested (as determined in accordance with Section 2.05 of the Investment Agreement). The Holder shall not have the right to exercise the Warrant with respect to the unvested portion of the Warrant and the Company shall have no obligation to issue or transfer, and the holder of each Warrant shall have no right to receive, the Warrant Consideration underlying the unvested portion of the Warrant.

(f)            Compliance with Securities Laws.

(i)            The Holder, by acceptance hereof, acknowledges that this Warrant and any Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account, and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Act and any applicable state securities laws.

(ii)            Except as provided in clause (iii) below, this Warrant and any Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (which, in the case of Warrant Shares, shall be in the form of an appropriate book-entry notation):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 8, 2023, AND WARRANT INSTRUMENT, DATED AS OF [___], COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(iii)            Subject to Section 6, upon request of the Holder and receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for this Warrant or Warrant Shares to be Transferred in accordance with the terms of this Warrant and the Investment Agreement, and the second paragraph of the legend shall be removed by the Company upon the expiration of such Transfer and other restrictions set forth in the Investment Agreement and this Warrant.

(g)            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. In lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, the Company shall make a payment by wire transfer of immediately available funds equal to the Market Price of a share of Common Stock on the Trading Day immediately preceding the Exercise Date multiplied by such fraction.

(h)            Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

(i)            No Rights of Shareholders. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise.

3.            Certain Representations and Agreements. The Company represents, covenants and agrees that:

(a)            This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)            All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, legally issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all taxes and charges (other than income and franchise taxes incurred in connection with the exercise of the Warrants or taxes in respect of any transfer occurring contemporaneously therewith) and free and clear of all liens, except restrictions imposed by the Securities Act, Section 5.07 of the Investment Agreement and any applicable securities laws. The Company further covenants and agrees that during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved (as unissued or held in treasury) a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant (assuming a Total Stock Settlement but disregarding the Excess Warrant Shares prior to receipt of the Required Shareholder Approval). The Company will procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the Principal Trading Market (other than the Excess Warrant Shares prior to receipt of the Required Shareholder Approval).

(c)            Subject to Section 5.01 of the Investment Agreement, the Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued and all cash is paid by the Company, in accordance with Section 2(c), without violation of any applicable Law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise, in each case, that is applicable to the Company or such issuance or payment; provided that nothing in this Warrant or the Investment Agreement shall obligate the Company to solicit, secure or use efforts to solicit or secure any approval of the shareholders of the Company for the issuance of Excess Warrant Shares unless and until an exercise of this Warrant is voided in accordance with Section 2(a) due to such shareholder approval not having being obtained (an “SH Approval Voided Exercise”). Following an SH Approval Voided Exercise, the Company shall keep Holder apprised on a prompt basis of the status of its efforts to obtain such shareholder approval, and Holder and the Company shall cooperate in good faith regarding the timing of subsequent exercises of this Warrant in order to provide the Company with reasonable time to seek such shareholder approval.

(d)            Except as required by applicable Law, the Company shall not amend or modify any provision of the certificate of incorporation of the Company or the bylaws of the Company in any manner that would result in a requirement that the Company’s shareholders approve the exercise of this Warrant or the issuance of Common Stock or transfer of cash in settlement of this Warrant or materially adversely affect the powers, preferences or relative participating, optional or other special rights of the Common Stock in a manner which would disproportionately and adversely affect the rights of the Holder.

4.            Adjustments and Other Rights. The Warrant Exercise Price and the Warrant Share Number shall be subject to adjustment from time to time as follows; provided that (i) no single event shall cause an adjustment under more than one subsection of this Section 4 to the extent it would result in duplication and (ii) for purposes of such adjustments, it shall be disregarded whether or not this Warrant is then exercisable by its terms. Notwithstanding anything to the contrary in this Section 4, any reference in this Section 4 to a right of the Holder to purchase, acquire or receive shares of Common Stock issuable upon exercise of this Warrant shall at all times be subject to Sections 2(c) and (d), including the “net exercise” provisions and the Company’s sole and absolute discretion to determine a form of Warrant Consideration other than Warrant Shares in accordance with Section 2(c).

(a)            Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Warrant Share Number at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such Holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full (via a Total Stock Settlement) immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Warrant Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the Warrant Share Number before the adjustment determined pursuant to the immediately preceding sentence and (2) the Warrant Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new Warrant Share Number determined pursuant to the immediately preceding sentence.

(b)            Certain Issuances of Common Shares or Convertible Securities. If the Company shall at any time or from time to time issue shares of Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions or a transaction to which the adjustments set forth in subsection (a) of this Section 4 are applicable), without consideration or at a consideration per share (or having a conversion price per share) that is less than the Market Price of the Common Stock on the last Trading Day immediately prior to the date of the agreement providing for the issuance of such shares (or such convertible securities) or if such agreement specifies a different date or dates for the determination of the price at which such shares (or such convertible securities) will be issued, less than the Market Price of the Common Stock on the Last Trading Day immediately prior to such date or dates calculated using the same weighting methodology as is used to determine the price at which such shares of Common Stock will be issued (such date, prior to any issuance of such shares (or such convertible securities) on such date, the “Pricing Date”) then, in such event:

(i)            the Warrant Share Number on the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (A) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the Pricing Date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be converted) and (B) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the Pricing Date and (y) the number of shares of Common Stock (rounded to the nearest whole share) which the Aggregate Consideration in respect of such issuance of shares of Common Stock (or convertible securities) would purchase at the Market Price of the Common Stock on the last Trading Day immediately prior to the Pricing Date; and

(ii)            the Warrant Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Warrant Exercise Price in effect on the Pricing Date by a fraction, the numerator of which shall be the Warrant Share Number immediately prior to the adjustment pursuant to clause (i) above, and the denominator of which shall be the Warrant Share Number immediately after the adjustment pursuant to clause (i) above.

For the purposes of the foregoing, (I) the “Aggregate Consideration” in respect of such issuance of shares of Common Stock (or convertible securities) shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties, including discounts and commissions) of all such shares of Common Stock and convertible securities, plus the aggregate amount, if any, payable upon conversion of any such convertible securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such convertible securities are convertible at such time)); (II) in the case of the issuance of such shares of Common Stock or convertible securities for, in whole or in part, any non-cash property (or in the case of any non-cash property payable upon conversion of any such convertible securities), the consideration represented by such non-cash property shall be deemed to be the Market Price (in the case of listed or quoted securities) and/or Fair Market Value (in all other cases), as applicable, of such non-cash property as of the last Trading Day immediately prior to the Pricing Date (after deduction of any related expenses payable to third parties, including discounts and commissions); (III) on any increase in the number of shares of Common Stock deliverable upon conversion of any such issued convertible securities, and/or any decrease in the consideration receivable by the Company in respect of any such conversion (each, a “Post-Issuance Adjustment”), then, to the extent that, in respect of the same facts and events, the adjustment provisions set forth in this Section 4 (excluding this clause (III)) do not result in a proportionate increase in the Warrant Share Number, and/or proportionate decrease in the Warrant Exercise Price payable upon exercise of this Warrant, in each case equal to or greater than the proportionate increase and/or decrease, respectively, in respect of such convertible securities, then the Warrant Share Number, and the Warrant Exercise Price payable, upon exercise of this Warrant, in each case then in effect, shall forthwith be readjusted to such Warrant Share Number and such Warrant Exercise Price as would have been obtained had the Post-Issuance Adjustment been effective in respect of such convertible securities as of the Pricing Date of such convertible securities; (IV) if the Warrant Exercise Price and the Warrant Share Number shall have been adjusted upon the issuance of any convertible securities in accordance with this Section 4, subject to clause (III) above, no further adjustment of the Warrant Exercise Price and the Warrant Share Number shall be made for the actual issuance of shares of Common Stock upon the actual conversion of such convertible securities in accordance with their terms; and (V) “Permitted Transactions” mean (A) any issuance of shares of Common Stock (including upon exercise of options) or convertible securities to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Company’s Board of Directors, (B) any issuance of rights or convertible securities in connection with the adoption of a shareholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial issuance of such rights or convertible securities), but only until such time as the rights or convertible securities become exercisable in accordance with the terms of the shareholder rights plan, in which event the Issuable Warrant Shares shall be adjusted if and when issued in accordance with the terms of Section 4(f) hereto, (C) any issuance of shares of Common Stock or convertible securities in connection with any Business Combination, (D) a broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by the Company on a basis consistent in all material respects with public companies similar to the Company in their own capital raising transactions and (E) the exercise of the Warrants. Any adjustment made pursuant to this Section 4(b) shall become effective immediately upon the date of such issuance.

(c)            Distributions.

(i)            If the Company shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock other than in cash, whether in other securities of the Company (including rights, options and warrants), evidences of indebtedness of the Company or any other Person or any other property (including securities or evidences of indebtedness of a Subsidiary), or any combination thereof, excluding (x) dividends or distributions subject to adjustment pursuant to Section 4(a) or 4(b), or (y) dividends or distributions of rights in connection with the adoption of a shareholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights), then in each such case, the Warrant Share Number shall be increased by multiplying the Warrant Share Number by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the Market Price (in the case of listed or quoted securities) and/or Fair Market Value (in all other cases) of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution); such adjustment shall be effective as of the record date for such dividend or distribution. In the event of such adjustment, the Warrant Exercise Price shall immediately be decreased by multiplying such Warrant Exercise Price by a fraction, the numerator of which is the Warrant Share Number immediately prior to such adjustment, and the denominator of which is the new Warrant Share Number determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, if the Market Price and/or Fair Market Value of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution) is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that, upon exercise of this Warrant, the Holder shall receive, in addition to the Warrant Consideration, the amount and kind of such securities and/or any other property such Holder would have received had such Holder exercised this Warrant immediately prior to such record date and had the Company then elected a Total Stock Settlement, or a cash payment equivalent to the Market Price (in the case of listed or quoted securities) and/or the Fair Market Value (in all other cases) of such securities and/or other property. For all purposes of this Section 4(c)(i), where there has been a dividend or other distribution on the Common Stock of the securities of a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, the Market Price of the Common Stock and the Market Price or Fair Market Value of such securities means the average Market Price of the Common Stock and such securities, respectively, over the first ten (10) consecutive Trading Day period after, and including, the first day that such securities begin trading regular-way on such exchange.

(ii)            If the Company shall fix a record date for the making of a cash dividend on shares of Common Stock, the Warrant Exercise Price in effect prior thereto shall be reduced immediately thereafter by the per share amount of such cash dividend.

(iii)            For purposes of the foregoing subsections (i) and (ii), in the event that such dividend or distribution in question is ultimately not so made, the Warrant Exercise Price and the Warrant Share Number then in effect shall be readjusted, effective as of the date when the Board of Directors of the Company determines not to make such dividend or distribution, to the Warrant Exercise Price that would then be in effect and the Warrant Share Number if such record date had not been fixed.

(d)            Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 4(a)), notwithstanding anything to the contrary contained herein, (i) the Company shall notify the Holder in writing of such Business Combination or reclassification as promptly as practicable (but in no event later than five (5) Business Days prior to the effectiveness thereof), and (ii) the Holder’s right to receive the Warrant Consideration upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock potentially issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant in full immediately prior to such Business Combination (assuming a Total Stock Settlement) or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant. In case of any such Business Combination or other event, the successor or acquiring Person (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder.

(e)            Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock at a consideration per share that is greater than the Market Price of Common Stock immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, then the Warrant Exercise Price shall be reduced to the price determined by multiplying the Warrant Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction, of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased, and (y) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the Warrant Share Number shall be increased to the number obtained by dividing (i) the product of (x) the Warrant Share Number before such adjustment, and (y) the Warrant Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Warrant Exercise Price determined in accordance with the immediately preceding sentence.

(f)            Certain Rights or Warrants; Stockholder Rights Plan.

(i)            If the Company shall distribute or shall be deemed to have distributed, or shall fix a record date for the making of a distribution, to all holders of shares of its Common Stock of rights or warrants pursuant to a stockholder rights plan (also commonly known as a “poison pill”) (a “Rights Plan”), which rights or warrants are not exercisable until the occurrence of a specified event or events (a “Trigger Event”), in each such case, upon the occurrence of the earliest Trigger Event, the Warrant Exercise Price in effect prior to such Trigger Event shall be reduced immediately after such Trigger Event to the price determined by multiplying the Warrant Exercise Price in effect immediately prior to the reduction by a fraction, of which (A) the numerator shall be the result of (x) the Market Price of the Common Stock on the last Trading Day preceding the date of such Trigger Event (or, if the occurrence of such Trigger Event is not publicly disclosed as of the date of such Trigger Event, the last Trading Day preceding the first date on which the occurrence of such Trigger Event is publicly disclosed) (either such date, as applicable, the “Pre-Trigger Event Date”), minus (y) the Fair Market Value of the rights or warrants distributed in respect of one share of Common Stock (determined as of the date of such Trigger Event or public disclosure of such Trigger Event, as applicable, after giving effect to the occurrence of such Trigger Event), and (B) the denominator of which shall be such Market Price of the Common Stock on the Pre-Trigger Event Date. The adjustment described in the preceding sentence shall be made successively whenever any Trigger Event occurs under any Rights Plan and, with respect to any Rights Plan with respect to which an adjustment has been made, a corresponding adjustment shall be made successively whenever any subsequent adjustment to the applicable rights or warrants is made pursuant to the terms of such Rights Plan to the extent such adjustment has not been made pursuant to the other terms of this Warrant. In such event, the Warrant Share Number shall be increased to the number obtained by dividing (x) the product of (1) the Warrant Share Number before such adjustment, and (2) the Warrant Exercise Price in effect immediately prior to the applicable Trigger Event or subsequent adjustment by (y) the new Warrant Exercise Price determined in accordance with the first sentence of this Section 4(f).

(ii)            In the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event with respect thereto described in clause (i) of this Section 4(f):

(1)	upon the redemption or repurchase by the Company of any such rights or warrants without exercise by the holders thereof, (x) in the event that a Trigger Event shall have occurred and an adjustment to the Warrant Exercise Price and the Warrant Share Number shall have been made pursuant to clause (i) of this Section 4(f), the Warrant Exercise Price and the Warrant Share Number shall be readjusted as if such rights or warrants had not been distributed, and (y) whether or not a Trigger Event shall have occurred, the Warrant Exercise Price and the Warrant Share Number shall be adjusted or readjusted, as applicable, pursuant to the terms of Section 4(c) upon such redemption or repurchase as though it were a cash distribution equal to the per share redemption or repurchase consideration received by holders of shares of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants) made to all holders of shares of Common Stock as of the date of such redemption or repurchase, it being understood that if a readjustment has occurred pursuant to clause (x) above, the readjustment described in this clause (y) shall occur immediately following such readjustment made pursuant to clause (x); and

(2)	in the event that a Trigger Event shall have occurred and an adjustment to the Warrant Exercise Price and the Warrant Share Number shall have been made pursuant to clause (i) of this Section 4(f), in the case all such rights or warrants shall have expired or been terminated without exercise by any holders thereof, the Warrant Exercise Price and the Warrant Share Number shall be readjusted as if such rights and warrants had not been distributed.

(iii)            If the Company has a Rights Plan in effect with respect to its Common Stock, upon exercise of this Warrant, notwithstanding anything to the contrary in such Rights Plan, including any rights agreement or documents or instruments entered into as part of such Rights Plan, the Holder shall be entitled to receive, in addition to any shares of Common Stock, a corresponding number of rights under such Rights Plan, unless (A) a Trigger Event occurs prior to such exercise, in which case the adjustments (if any are required) to the Warrant Exercise Price and the Warrant Share Number with respect thereto shall be made in accordance with clause (i) of this Section 4(f), or (B) the Holder has provided written notice to the Company that it has elected not to receive such rights.

(iv)            Any adjustment to the Warrant Exercise Price and the Warrant Share Number pursuant to this Section 4(f) shall be made subject in all respects to the other provisions of this Section 4 (but without duplication); provided, that Section 4(c) shall not apply, and shall be superseded by this Section 4(f), with respect to rights or warrants distributed (or deemed distributed) by the Company pursuant to a Rights Plan, except as expressly provided in clause (ii) of this Section 4(f).

(g)            Rounding of Calculations; Minimum Adjustments. All calculations under this Section 4 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the Warrant Exercise Price or the Warrant Share Number shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the earlier of (i) the Exercise Date and (ii) the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(h)            Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (1) the provisions of this Section 4 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (2) the Holder exercises this Warrant after the Subject Record Date and before the consummation of such event (or, if later, the calculation of the Fair Market Value, if applicable), the Company may defer until the consummation of such event (i) issuing or transferring to such Holder any additional shares of Common Stock or other property (including cash) issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided that the Company upon request shall promptly deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares and/or other property (including cash), as applicable, upon (and subject to) the consummation of such event (or completion of such calculation).

(i)            Statement Regarding Adjustments. Whenever the Warrant Exercise Price or the Warrant Share Number shall be adjusted as provided in this Section 4, the Company shall as promptly as practicable prepare and deliver to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Warrant Exercise Price that shall be in effect and the Warrant Share Number after such adjustment.

(j)            Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Warrant Exercise Price made hereunder would reduce the Warrant Exercise Price to an amount below par value of the Common Stock, then such adjustment in Warrant Exercise Price made hereunder shall reduce the Warrant Exercise Price to the par value of the Common Stock.

(k)            Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take such actions as are necessary, which may include obtaining regulatory, gaming, stock exchange or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and non-assessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant (assuming a Total Stock Settlement) pursuant to this Section 4 (assuming that as of the Exercise Date the Holder shall have made or secured (x) any and all filings, notifications, expirations or terminations of waiting periods, waivers, authorizations, approvals, permits, consents, clearances, rulings, findings of suitability or orders under any applicable Competition Laws and Gaming Laws, and (y) any and all Gaming Licenses, in each case required to be made or secured by the Holder in connection with such exercise of the Warrant).

5.            Taxes.

(a)            Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) with respect to the Warrants (or upon the exercise thereof) or the Common Stock issued upon any exercise of any Warrant, in each case, to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Warrant as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Warrant (or upon the exercise thereof) or the Common Stock issued upon any exercise of any Warrant, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant, any Warrant Shares otherwise issuable upon the exercise of such Warrant or any amount otherwise payable in respect of a Warrant Share received upon the exercise of such Warrant or Warrant Shares or any other amounts otherwise payable by the Company to the Holder, or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). If the Company determines that any amounts should be deducted, withheld, offset or reimbursed under this Section 5(a), the Company shall use reasonable best efforts to (x) give prior written notice of such determination to the Holder at least five (5) days prior to making any such deduction, withholding, offset or reimbursement and (y) cooperate with the Holder to reduce or eliminate such deduction, withholding, offset or reimbursement.

(b)            Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of Warrants and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant. However, in the case of the exercise of a Warrant, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Warrant Shares to a beneficial owner other than the beneficial owner of the Warrant immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

(c)            Tax Treatment. The Company and the Holder agree to treat (i) the Warrants as being issued in connection with the performance of services within the meaning of Section 83 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Warrants as not having a “readily ascertainable” fair market value, as defined in U.S. Treasury Regulations Section 1.83-7(b), at the time of grant and as nonqualified stock options governed by U.S. Treasury Regulations Section 1.83-7(a). Neither the Company nor the Holder shall take any position for tax purposes that is inconsistent with this Section 5(c), unless required by a determination within the meaning of Section 1313(a) of the Code.

6.            Transferability of Warrants.

(a)            This Warrant may be Transferred only in accordance with this Section 6 and the terms of the Investment Agreement. Subject to compliance with this Section 6, the legend as set forth on the cover page of this Warrant and the terms of the Investment Agreement, this Warrant may be Transferred, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the Company’s principal office. If the Transferring Holder does not Transfer the entirety of its rights to receive all the Warrant Consideration hereunder, such Holder shall be entitled to receive from the Company a new Warrant in substantially identical form for the right to receive that amount of Warrant Consideration which was not so Transferred. All expenses (including stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrant pursuant to this Section 6 shall be paid by the Holder.

(b)            If and for so long as required by this Warrant, any Warrant certificate or book-entry interest issued hereunder shall contain a legend as set forth on the cover page of this Warrant.

(c)            The Holder acknowledges that it will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Act and any applicable state securities laws.

(d)            Any Transfer by the Holder of the Warrant shall be subject to and conditional upon the prior making and receipt of any and all filings, notifications, expirations of waiting periods, waivers, authorizations, approvals, permits, consents, rulings, findings of suitability or orders under any applicable Competition Laws and Gaming Laws, and any and all Gaming Licenses, in each case necessary in connection with the Transfer of the Warrant.

(e)            The Holder shall be permitted to Transfer the Warrant and its rights hereunder (in whole or in part), in each case so long as such Transfer is in accordance with applicable Law and the provisions of the Company Charter Documents, and subject to the provisions of this Section 6 and to Section 5.07 of the Investment Agreement, provided that (i) the Holder shall not have any right to Transfer the unvested portion of the Warrant and its rights thereunder (in whole or in part) to any Person other than an Affiliate of the Holder, (ii) upon a Transfer of the Warrant (in whole or in part) to a Person other than an Affiliate of the Holder, the Warrant (or such portion of the Warrant) so transferred shall immediately be deemed to have been exercised in full pursuant to Section 2(c), and, the Company shall have the right, at its sole and absolute discretion, to settle the exercise in favor of the transferee via a Total Stock Settlement, a Total Cash Settlement or a Mixed Cash/Stock Settlement under Sections 2(c) and 2(d) and (iii) the Company agrees not to cause the adoption of any amendment to the Company Charter Documents that would be adverse in any material respect to the rights of Holder to Transfer the Warrants and its rights hereunder (in whole or in part).

(f)            Any Transfer or attempted Transfer of the Warrant in violation of this Section 6 shall be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company.

7.            Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“20-Day VWAP” has the meaning specified in Section 2(c) hereof.

“Act” has the meaning specified under the legend hereto.

“Action” has the meaning specified under the Investment Agreement.

“Affiliate” has the meaning specified under the Investment Agreement.

“Aggregate Consideration” has the meaning specified in Section 4(b) hereof.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” has the meaning specified under the Investment Agreement.

“Code” has the meaning specified in Section 5(c) hereof.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“Company” has the meaning specified in the preamble hereof.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended.

“Competition Laws” has the meaning specified under the Investment Agreement.

“conversion” has the meaning specified in Section 4(b) hereof.

“convertible securities” has the meaning specified in Section 4(b) hereof.

“Excess Warrant Shares” means in the case that the number of Warrant Shares and the shares of Common Stock potentially issuable by the Company pursuant to any other warrant issued pursuant to the Investment Agreement, in the aggregate, is more than 19.9% of the number of shares of Common Stock outstanding immediately prior to the Initial Closing (the “Conversion Cap”), the Warrant Shares that are in excess of the Conversion Cap (rounded up to the nearest whole share).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” has the meaning specified in Section 2(c) hereof.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined in good faith by the Board of Directors of the Company, in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose, and evidenced by a written notice delivered to the Holder. For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.

“Gaming Laws” has the meaning specified under the Investment Agreement.

“Gaming Licenses” has the meaning specified under the Investment Agreement.

“Holder” means the Person or Persons who shall from time to time own this Warrant.

“Initial Closing” has the meaning specified under the Investment Agreement.

“Initial Number” has the meaning specified in Section 4(b) hereof.

“Investment Agreement” has the meaning specified in the preamble hereof.

“Issuable Warrant Shares” has the meaning specified in Section 2(c) hereof.

“Judgment” has the meaning specified under the Investment Agreement.

“Law” has the meaning specified under the Investment Agreement.

“Market Disruption Event” means (i) a failure by the Principal Trading Market to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any scheduled trading day for the Common Stock or other relevant security for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or other relevant security or in any options contracts or futures contracts relating to the Common Stock or other relevant security.

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted.

“Mixed Cash/Stock Settlement” has the meaning specified in Section 2(c) hereof.

“Nasdaq Rules” means the rules and regulations of the Nasdaq Stock Market.

“Permitted Transactions” has the meaning specified in Section 4(b) hereof.

“Person” means an individual or any corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

“Post-Issuance Adjustment” has the meaning specified in Section 4(b) hereof.

“Pre-Trigger Event Date” has the meaning specified in Section 4(f)(i).

“Pricing Date” has the meaning specified in Section 4(b) hereof.

“Principal Trading Market” means, with respect to the Common Stock or other relevant security, the trading market on which the Common Stock (or any successor security thereto) or other relevant security, respectively, is primarily listed or admitted for trading. As of the date of this Warrant, the Principal Trading Market with respect to the Common Stock is The NASDAQ Global Select Market.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property, or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Required Shareholder Approval” means any approval by the shareholders of the Company necessary for the issuance of the Excess Warrant Shares issuable upon the exercise of the Holder’s rights under this Warrant.

“Rights Plan” has the meaning specified in Section 4(f)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Settlement Date” has the meaning specified in Section 2(d) hereof.

“Subsidiaries” has the meaning specified under the Investment Agreement.

“Term” has the meaning specified in Section 1 hereof.

“Total Cash Settlement” has the meaning specified in Section 2(c) hereof.

“Total Stock Settlement” has the meaning specified in Section 2(c) hereof.

“Trading Day” means a day on which the Principal Trading Market is open for trading. For the purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Common Stock or other relevant security generally occurs on the Principal Trading Market. If the Common Stock or other relevant security is not listed or admitted for trading on a trading market, “Trading Day” means a “Business Day.”

“Transfer” has the meaning specified under the Investment Agreement.

“Trigger Event” has the meaning specified in Section 4(f)(i).

“Warrant” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(d) hereof.

“Warrant Consideration” means the consideration the Holder receives via a Total Stock Settlement, a Total Cash Settlement or a Mixed Cash/Stock Settlement.

“Warrant Exercise Price” means $[•], subject to adjustment as set forth herein.

“Warrant Share Number” means [•], subject to adjustment as set forth herein.

“Warrant Shares” means shares of Common Stock issuable upon exercise of this Warrant. For the avoidance of doubt, the Company may, at its sole and absolute discretion, determine a form of Warrant Consideration other than Warrant Shares under Section 2(c) hereof.

8.            Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Holder.

9.            Governing Law; Jurisdiction. This Warrant, and all Actions that may be based upon, arising out of or relating to this Warrant or any of the transactions contemplated hereby or the negotiation, execution or performance of this Warrant (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Warrant or as an inducement to enter into this Warrant), shall be governed by and construed in accordance with the internal laws of the State of New York, including its statute of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto irrevocably and unconditionally, with respect to any Action arising out of or relating to this Warrant or the transactions contemplated hereby, (a) agrees to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, and appellate courts thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (c) waives any objection to the laying of venue in such court, (d) waives and agrees not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum and (e) agrees that it will not bring any such Action in any court other than the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in New York, and appellate courts thereof, or, if (and only if) each such court for the State of New York and such federal court finds it lacks subject matter jurisdiction, any state court within the State of New York. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10 shall be effective service of process for any such Action. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Warrant in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in the courts described in this Section 9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Warrant, and this right of specific enforcement is an integral part of the terms of this Warrant. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof.

10.            Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (except in the event of any “bounceback” or similar non-transmittal message) or sent by overnight courier to the parties at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 10):

(a) If to the Holder:

ESPN, Inc.

ESPN Plaza

935 Middle Street

Bristol, CT 06010

Attn:      Bryan Castellani; Eleanor S. DeVane

Email:     Bryan.Castellani@espn.com; Eleanor.S.DeVane@espn.com

with a copy (which shall not constitute notice) to:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521-1245
Attn:      James Kapenstein
Email:     James.Kapenstein@disney.com

and a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attn:      Daniel Cerqueira

  George Schoen
Email:     DCerqueira@cravath.com

  GSchoen@cravath.com

(b) If to the Company:

PENN Entertainment, Inc.

825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610

Attn:      Chief Strategy Officer

Email:     chris.rogers@pennentertainment.com

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:      Zachary S. Podolsky

Email:     ZSPodolsky@wlrk.com

All such notices, requests and other communications shall be deemed received on the date of delivery.

11.            Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(f) and Section 6 with respect to the Holder).

12.            Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.

13.            Interpretation. When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof” when used in this Warrant shall refer to the date of this Warrant. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. All payments in “cash” pursuant to this Warrant shall be by wire transfer of immediately available funds. All payments by wire transfer of immediately available funds pursuant to this Warrant shall be in the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Signature pages follow]

IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: [___].	PENN ENTERTAINMENT, INC.

By:
Name:
Title:

[Signature Page to Warrant]

Agreed and Acknowledged:

ESPN, INC.

By:
Name:
Title:

[Signature Page to Warrant]

EXERCISE FORM
(To be executed by the registered holder hereof)

The undersigned registered owner of this Warrant hereby irrevocably elects to exercise the right to receive the consideration represented by the attached Warrant in respect of _____________ shares of Common Stock, par value $0.01 per share (the “Common Stock”), of PENN ENTERTAINMENT, INC., a Pennsylvania corporation (the “Company”), as provided for therein, and tenders herewith payment of the exercise price in full in accordance with Section 2(c) and the other terms and conditions of the Warrant. All capitalized terms used but not defined in this exercise form shall have the meanings ascribed thereto in the Warrant.

It is acknowledged that the Company, at its sole and absolute discretion, may effect settlement of the Warrant via a Total Stock Settlement, a Total Cash Settlement or a Mixed Cash/Stock Settlement in accordance with the terms and conditions of the Warrant. Please transfer an amount equal to [_______________][the full amount] of the Warrant Consideration to the undersigned by (A) book-entry transfer crediting the account of the undersigned through the Company’s transfer agent and registrar for the Common Stock the relevant number of shares of Common Stock issued in the name of the undersigned and/or (B) making a payment by wire transfer of immediately available funds to the following account:

Account Holder:
Bank:
Address:
Account No.:
Routing Number:
SWIFT CODE:
Contact for Callback:

If the number of shares of Common Stock and the payment specified above shall not be in respect of all the Warrant Shares potentially issuable upon exercise of the Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock.

Dated:	Name of Holder

Signature

Address

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ASSIGNMENT FORM
(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint ___________, attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

PARTIAL ASSIGNMENT
(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________ the right to receive a Warrant with a Warrant Share Number (as defined in the attached Warrant) equal to ________________, and does irrevocably constitute and appoint ___________, attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-[•] canceled (or transferred or exchanged) this day of _________, 20__, [___________ shares of Common Stock issued] [and] [payment by wire transfer of immediately available funds of $ ___________] therefor in the name of ______________, Warrant No. W-[•] issued for shares of Common Stock in the name of ___________.

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